Exhibit 10.1

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT
This Amendment to the certain Amended and Restated Employment Agreement (the “Agreement”) between Markel Corporation (the “Company”) and Alan I. Kirshner (the “Executive”) dated December 31, 2008 is entered into this 21st day of February, 2019.
WHEREAS, the Company and the Executive wish to amend the Agreement effective on December 31, 2018 to adjust the Executive’s annual base salary to $550,000 commensurate with the time the parties expect and agree that the Executive will expend to perform his duties under the Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the parties agree as follows:
1.Section 3 of the Agreement entitled “Salary” is hereby amended and restated in its entirety as follows:

During the term of this Agreement, the Executive’s base salary shall be not less than $550,000.00 per year, which sum shall be payable in bi-weekly installments. The Executive shall be eligible for an annual cash incentive bonus, subject to such performance conditions as shall be approved by the Compensation Committee of the Board, having a target value equal to not less than 100% of Base Salary, and payable not later than March 15th after the end of the applicable performance period. The Executive shall not be entitled to an annual equity incentive award for the 2018 performance year or any future performance year. In the event of an increase in salary or the payment of a bonus, the other terms and conditions of this Agreement shall remain in full force and effect. The salary in effect at any given time is sometimes referred to in this Agreement as “Base Salary.” There shall be withheld from all amounts due the Executive such federal and state income taxes, FICA and other amounts as may be required to be withheld under applicable law.

2.This Amendment shall become effective December 31, 2018.

3.Each party to this Amendment hereby confirms and agrees that all the other terms and conditions set forth in the Agreement shall remain in full force and effect.

THE PARTIES ACKNOWLEDGE BY SIGNING BELOW THAT THEY HAVE READ AND UNDERSTAND THE ABOVE AND INTEND TO BE BOUND THEREBY:

ALAN I. KIRSHNER	MARKEL CORPORATION

/s/ Alan I. Kirshner	/s/ Richard R. Whitt, III
By: Richard R. Whitt, III
Title: Co-Chief Executive Officer